Exhibit 99.3

Employee E-Mail

Subject line: Press Release Today

Dear Keynoters:

Over the weekend, our Board of Directors authorized the purchase of all outstanding shares of stock by merger with an affiliate of private equity firm Thoma Bravo in which Keynote stockholders will receive $20.00 in cash for each share of Keynote common stock.  I strongly believe that the decision to “go private” will yield positive results for our employees, customers and partners alike and that, through this transaction, our strategy to improve and expand our industry leadership will be greatly enhanced.

We are excited about our partnership with Thoma Bravo.  They have been providing equity and strategic support to experienced management teams of growing companies for more than 30 years. With a strong track record in the software and technology industry, Thoma Bravo focuses on creating value by partnering with management to transform successful technology businesses into best-in-class, rapid growth companies through operational improvements and strategic add-on acquisitions. They saw Keynote as an attractive investment opportunity as a leader in a growing industry, with a strong portfolio of products and a talented team.

Keynote is very fortunate in that we have the benefit of having a long and successful track record on the NASDAQ, particularly given that the burden of being a publicly traded company is significant.  Successful growth paths require risks that Wall Street does not always reward.  I am convinced that this is the best path for Keynote at this stage of its evolution.

Our Board of Directors approved the transaction unanimously and has recommended that all stockholders approve this transaction.  We anticipate that a stockholder vote will take place during FY Q4.  In addition, the transaction still must clear all regulatory hurdles associated with the sale of a publicly traded company, including government regulators. Upon closing, all unvested and unexercised stock options and all unvested RSUs will accelerate in full in connection with the transaction and all employees will receive the cash value of all outstanding and unexercised options and outstanding RSUs when the transaction closes, less applicable withholding taxes.

We will be reviewing these developments at a company meeting today at 10am PST, and will also be following up with individual departmental meetings over the coming days to help address any additional questions you may have.  Dial in information:  (866) 244-1129   US & Canada Toll Free; (847) 413-3720   US Toll Number; Passcode:  403 2400#.  Also, attached please find an Employee FAQ and a copy of the press release for your reference.

In the meantime, it’s business as usual. Let’s finish Q3 with a bang and get ready for a big push in Q4 to make this our best year ever!!

Regards,

Umang Gupta

Information regarding the solicitation of proxies

In connection with the proposed transaction, Keynote Systems, Inc. (the “Company”) will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders of the Company to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the Company in advance of the special meeting. Stockholders of the Company are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Company and the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed by the Company with the SEC (when available) at the SEC’s website at www.sec.gov.

The Company and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the proposed transaction. Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and its proxy statement with respect to its 2013 Annual Meeting of Stockholders, each previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the merger when it becomes available. Each of these documents is, or will be, available for free at the SEC’s web site at www.sec.gov and at the Company’s Investor Relations website at: www.investor.keynote.com.

Cautionary statement regarding forward-looking statements

This communication, and the documents to which the Company refers you in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the Merger and other information relating to the Merger. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy of the conditions to the consummation of the Merger, including the adoption of the Merger Agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of $13.8 million to an affiliate of Thoma Bravo or to reimburse such Thoma Bravo affiliate for certain of its costs and expenses up to $2.0 million, (iv) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally, (v) the potential adverse effect on the Company’s business, properties and operations because of certain covenants the Company agreed to in the Merger Agreement, (vi) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger, (vii) risks related to diverting management’s attention from the Company’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against us related to the Merger Agreement or the Merger and (ix) the amount of the costs, fees, expenses and charges related to the Merger Agreement and Merger.

Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.